Exhibit 99.1

The New York Times Company Reports 2020 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--August 5, 2020--The New York Times Company (NYSE: NYT) announced today second-quarter 2020 diluted earnings per share from continuing operations of $.14 compared with $.15 in the same period of 2019. Adjusted diluted earnings per share from continuing operations (defined below) was $.18 in the second quarter of 2020 compared with $.17 in the second quarter of 2019.

Operating profit decreased to $28.8 million in the second quarter of 2020 from $37.9 million in the same period of 2019 and adjusted operating profit (defined below) decreased to $52.1 million from $55.6 million in the prior year, as higher digital-only subscription revenues and lower costs were more than offset by lower advertising revenues.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “The last full quarter of my stint as CEO of The Times was also one of the most significant. We posted our best ever results for new digital subscriptions, and for the first time in our history total digital revenue exceeded print revenue - a key milestone in the transformation of The New York Times and a testament to how much we've achieved over the past eight years.

“In the second quarter, we added 493,000 net new subscriptions to our core news product and 176,000 additions to other digital products, for a total of 669,000 net new digital subscription additions. At the end of Q2, the Company had 5.7 million total digital-only subscriptions and 6.5 million total subscriptions, well on the way to that goal of 10 million subscriptions I set for the Company last year.

“We’ve proven that it’s possible to create a virtuous circle in which whole-hearted investment in high quality journalism drives deep audience engagement which in turn drives revenue growth and further investment capacity. This is why our newsroom is growing when so many others are being reduced. America and the world need access to great journalism now more than ever and I’m proud that, in these momentous and troubled times, our newsroom has the commitment, the talent and the resources to rise fully to the occasion.

“As I turn over the reins on September 8th to Meredith Kopit Levien, I do so with every confidence that The Times will continue to lead the way in showing that people will pay for accurate, trustworthy news, and that there is a sustainable future for deeply-reported, mission-driven journalism.”

Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2020 to the second quarter of 2019.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

The Company has changed the expense captions on its Condensed Consolidated Statement of Operations effective for the first quarter of 2020. These changes were made in order to reflect how the Company manages its business and to communicate where the Company is investing resources and how this aligns with the Company’s strategy. The Company has reclassified expenses for the prior period in order to present comparable financial results. Refer to Reconciliation of GAAP Information in the exhibits for more details.

There were no special items in the second quarters of 2020 and 2019.

The Company had severance costs of $6.3 million ($4.6 million after tax or $.03 per share) and $0.7 million ($0.5 million after tax or less than $.01 per share) in the second quarters of 2020 and 2019.

Results from Continuing Operations

Revenues
Total revenues for the second quarter of 2020 decreased 7.5 percent to $403.8 million from $436.3 million in the second quarter of 2019. Subscription revenues increased 8.4 percent, advertising revenues decreased 43.9 percent and other revenues decreased 5.0 percent.

Subscription revenues in the second quarter of 2020 rose due to growth in the number of subscriptions to the Company’s digital-only products, which include our news product, as well as our Cooking, Crossword and audio products. Revenue from digital-only products increased 29.6 percent, to $146.0 million, from the second quarter of 2019. Print subscription revenues decreased 6.7 percent to $147.2 million largely due to lower retail newsstand revenue, while revenue from our domestic home delivery subscription products was flat.

The Company ended the second quarter of 2020 with approximately 6,510,000 subscriptions across its print and digital products. Paid digital-only subscriptions totaled approximately 5,670,000, a net increase of 669,000 subscriptions compared with the end of the first quarter of 2020 and a net increase of 1,890,000 subscriptions compared with the end of the second quarter of 2019. Of the 669,000 total net additions, 493,000 came from the Company’s digital news product, while 176,000 came from the Company’s Cooking, Crossword and audio products.

Second-quarter digital advertising revenue decreased 31.9 percent, while print advertising revenue decreased 55.0 percent. Digital advertising revenue was $39.5 million, or 58.3 percent of total Company advertising revenues, compared with $58.0 million, or 48.1 percent, in the second quarter of 2019. Digital advertising revenue decreased primarily as a result of lower demand for direct-sold advertising as a result of the COVID-19 pandemic. Print advertising revenue decreased as the COVID-19 pandemic further accelerated secular trends, largely impacting the entertainment, luxury, and technology categories.

Other revenues decreased $2.2 million, or 5.0 percent, in the second quarter primarily as a result of the conclusion of the first season of “The Weekly” television series as well as lower revenues from live events and commercial printing. These declines were partially offset by higher revenues from licensing revenue related to Facebook News and affiliate referrals from Wirecutter.

Operating Costs
Total operating costs decreased in the second quarter of 2020 to $374.9 million compared with $398.3 million in the second quarter of 2019, while adjusted operating costs decreased to $351.6 million from $380.7 million in the second quarter of 2019 as a result of the changes in the components of operating costs discussed below.

Cost of revenue decreased 6.1 percent to $230.1 million compared with $245.2 million in the second quarter of 2019, largely due to lower print production and distribution and advertising servicing costs, which were partially offset by higher digital content delivery and journalism costs.

Sales and marketing costs decreased 36.4 percent to $39.6 million compared with $62.3 million in the second quarter of 2019, due primarily to lower media expenses, as well as lower advertising sales costs. Media expenses, a component of sales and marketing costs, which represents the cost to promote our subscription business, decreased to $16.5 million in the second quarter of 2020 from $33.9 million in 2019 as the Company reduced its marketing spend during the initial months of the coronavirus pandemic. The Company expects media expenses to return to pre-pandemic levels in subsequent quarters.

Product development costs increased 21.7 percent to $30.7 million compared with $25.3 million in the second quarter of 2019, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives.

General and administrative costs increased 16.7 percent to $58.8 million compared with $50.4 million in the second quarter of 2019 largely due to higher severance costs largely related to workforce reductions primarily affecting our advertising department.

Other Data

Interest Income and Other, net
Interest income/(expense) and other, net increased in the second quarter of 2020 to $2.8 million compared with an expense of $1.5 million in the second quarter of 2019 primarily as a result of the repurchase of the condo interest in our headquarters building in December 2019, which eliminated our outstanding debt.

Income Taxes
The Company had income tax expense of $5.8 million in the second quarter of 2020 compared with $9.4 million in the second quarter of 2019. The effective income tax rate was 19.6 percent in the second quarter of 2020 and 27.2 percent in the second quarter of 2019. The decrease in income tax expense and rate is primarily due to a reduction in the Company’s reserve for uncertain tax positions in the second quarter of 2020.

Liquidity
As of June 28, 2020, the Company had cash and marketable securities of $756.7 million, an increase from $683.9 million as of December 29, 2019.

The Company has a $250.0 million revolving line of credit through 2024. As of June 28, 2020, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt obligations.

Capital Expenditures
Capital expenditures totaled approximately $5 million in the second quarter of 2020 compared with approximately $13 million in the second quarter of 2019. The decrease in capital expenditures in the second quarter of 2020 was primarily driven by lower investments in technology and lower expenditures related to improvements at our College Point, N.Y. printing and distribution facility.

Outlook
Total subscription revenues in the third quarter of 2020 are expected to increase approximately 10 percent compared with the third quarter of 2019, with digital-only subscription revenue expected to increase approximately 30 percent.

Total advertising revenues in the third quarter of 2020 are expected to decline approximately 35 percent to 40 percent compared with the third quarter of 2019, with digital advertising revenue expected to decrease approximately 20 percent, largely due to the impact from the COVID-19 pandemic.

Other revenues in the third quarter of 2020 are expected to decrease approximately 10 percent compared with the third quarter of 2019.

Operating costs and adjusted operating costs in the third quarter of 2020 are expected to be flat or to decrease in the low-single digits compared with the third quarter of 2019 as the Company defers non-essential spending while continuing to invest in the drivers of digital subscription growth.

The Company expects the following on a pre-tax basis in 2020:

  Depreciation and amortization: approximately $60 million,
  Interest income and other, net: $18 million to $22 million, and
  Capital expenditures: approximately $45 million.

Our outlook is based on our current knowledge and assumptions and could be impacted by the evolving COVID-19 pandemic.

Conference Call Information
The Company’s second-quarter 2020 earnings conference call will be held on Wednesday, August 5, at 8:00 a.m. E.T.

Participants can pre-register for the telephone conference at dpregister.com/10145259, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, August 19. The replay access code is 10145259.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include the impact of the COVID-19 pandemic, changes in the business and competitive environment in which the Company operates, the impact of national and local economic and other conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 29, 2019, as updated in subsequent Quarterly Reports on form 10-Q. The impact of the COVID-19 pandemic, which has already affected the Company, may also exacerbate these risks, any of which could have a material effect on the Company. This situation is changing rapidly and additional impacts may arise that the Company is not aware of currently. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Second Quarter			Six Months
	2020	2019	% Change	2020	2019	% Change
Revenues
Subscription(a)	$293,189	$270,456	8.4%	$578,623	$541,266	6.9%
Advertising(b)	67,760	120,761	(43.9)%	173,897	245,849	(29.3)%
Other(c)	42,801	45,041	(5.0)%	94,866	88,205	7.6%
Total revenues	403,750	436,258	(7.5)%	847,386	875,320	(3.2)%
Operating costs
Cost of revenue (excluding depreciation and amortization)(d)	230,147	245,195	(6.1)%	473,819	484,554	(2.2)%
Sales and marketing(d)	39,617	62,289	(36.4)%	113,413	137,109	(17.3)%
Product development(d)	30,737	25,261	21.7%	61,539	48,989	25.6%
General and administrative(d)	58,812	50,400	16.7%	111,673	102,039	9.4%
Depreciation and amortization	15,631	15,180	3.0%	30,816	30,098	2.4%
Total operating costs	374,944	398,325	(5.9)%	791,260	802,789	(1.4)%
Operating profit	28,806	37,933	(24.1)%	56,126	72,531	(22.6)%
Other components of net periodic benefit costs	2,149	1,833	17.2%	4,463	3,668	21.7%
Interest income/(expense) and other, net(e)	2,786	(1,514)	*	16,640	(2,817)	*
Income from continuing operations before income taxes	29,443	34,586	(14.9)%	68,303	66,046	3.4%
Income tax expense	5,781	9,415	(38.6)%	11,787	10,719	10.0%
Net income	23,662	25,171	(6.0)%	56,516	55,327	2.1%
Net income attributable to The New York Times Company common stockholders	$23,662	$25,171	(6.0)%	$56,516	$55,327	2.1%
Average number of common shares outstanding:
Basic	166,869	166,152	0.4%	166,725	165,915	0.5%
Diluted	168,083	167,549	0.3%	167,968	167,322	0.4%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.14	$0.15	(6.7)%	$0.34	$0.33	3.0%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.14	$0.15	(6.7)%	$0.34	$0.33	3.0%
Dividends declared per share	$—	$0.05	*	$0.06	$0.10	(40.0)%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes print and digital subscription revenues for the second quarters and first six months of 2020 and 2019:

		Second Quarter			Six Months
		2020	2019	% Change	2020	2019	% Change
	Print subscription revenues:
	Domestic home delivery subscription revenues(1)	$132,971	$133,038	(0.1)%	$266,708	$268,241	(0.6)%
	Single copy, NYT International and other subscription revenues(2)	14,234	24,783	(42.6)%	35,921	50,531	(28.9)%
	Subtotal print subscription revenues	147,205	157,821	(6.7)%	302,629	318,772	(5.1)%
	Digital-only subscription revenues:
	News product subscription revenues(3)	132,922	104,430	27.3%	251,880	206,776	21.8%
	Other product subscription revenues(4)	13,062	8,205	59.2%	24,114	15,718	53.4%
	Subtotal digital-only subscription revenues	145,984	112,635	29.6%	275,994	222,494	24.0%
	Total subscription revenues	$293,189	$270,456	8.4%	$578,623	$541,266	6.9%
(1)	Includes free access to some or all of the Company’s digital products.
(2)	NYT International is the international edition of our print newspaper.
(3)

Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.

(4)	Includes revenues from standalone subscriptions to the Company’s Crossword, Cooking and audio products.
	The following table summarizes print and digital subscriptions for the second quarters of 2020 and 2019:

		Second Quarter
		2020	2019	% Change
	Print subscriptions	840	878	(4.3)%
	Digital-only subscriptions:
	News product subscriptions(1)	4,390	2,988	46.9%
	Other product subscriptions(2)	1,280	792	61.6%
	Subtotal digital-only subscriptions	5,670	3,780	50.0%
	Total subscriptions	6,510	4,658	39.8%
(1)	Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.
(2)

Includes standalone subscriptions to the Company’s Crossword, Cooking and audio products. During the first quarter, the Company acquired a subscription-based audio product. Approximately 20,000 of the audio product’s subscriptions were included in the Company’s digital-only other product subscriptions at the time of acquisition.

We believe that the significant growth over the last several years in subscriptions to our products demonstrates the success of our “subscription-first” strategy and the willingness of our readers to pay for high-quality journalism. The following charts illustrate the acceleration in net digital-only subscription additions and corresponding subscription revenues as well as the relative stability of our print domestic home delivery subscription products since the launch of the digital pay model in 2011.

(1) Amounts may not add due to rounding.
(2) Print domestic home delivery subscriptions include free access to some or all of our digital products.
(3) Print Other includes single copy, NYT International and other subscription revenues.
Note: Revenues for 2012 and 2017 include the impact of an additional week.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b)	The following table summarizes advertising revenues by category for the second quarters and first six months of 2020 and 2019:

		Second Quarter 2020			Second Quarter 2019			% Change
	Advertising revenues:	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$21,460	$30,466	$51,926	$55,859	$42,833	$98,692	(61.6)%	(28.9)%	(47.4)%
	Other	6,769	9,065	15,834	6,876	15,193	22,069	(1.6)%	(40.3)%	(28.3)%
	Total advertising	$28,229	$39,531	$67,760	$62,735	$58,026	$120,761	(55.0)%	(31.9)%	(43.9)%

		Six Months 2020			Six Months 2019			% Change
	Advertising revenues:	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$69,619	$70,360	$139,979	$118,201	$84,945	$203,146	(41.1)%	(17.2)%	(31.1)%
	Other	13,589	20,329	33,918	14,079	28,624	42,703	(3.5)%	(29.0)%	(20.6)%
	Total advertising	$83,208	$90,689	$173,897	$132,280	$113,569	$245,849	(37.1)%	(20.1)%	(29.3)%

(c)

Other revenues primarily consist of revenues from licensing, affiliate referrals from Wirecutter, the leasing of floors in the Company headquarters, commercial printing, television and film, retail commerce and NYT Live (our live events business).

(d)

The Company changed the expense captions on its Condensed Consolidated Statement of Operations effective for the quarter ended March 29, 2020 and reclassified expenses for the prior period in order to present comparable financial results. There is no change to consolidated operating income, operating expense, net income or cash flows as a result of this change in classification. Refer to reconciliation information in the exhibits for a discussion of management’s reasons for the presentation change and reconciliations from the previously disclosed amounts to the recast amounts.

(e)

In the first quarter of 2020, the Company recorded a $10.1 million gain ($7.4 million or $.04 per share after tax) related to a non-marketable equity investment transaction. The gain is comprised of a $2.5 million realized gain due to the partial sale of the investment and an $7.6 million unrealized gain due to the mark to market of the remaining investment.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Second Quarter			Six Months
	2020	2019	% Change	2020	2019	% Change
Diluted earnings per share from continuing operations	$0.14	$0.15	(6.7)%	$0.34	$0.33	3.0%
Add:
Severance	0.04	—	*	0.04	0.01	*
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.02	0.02	—
Other components of net periodic benefit costs	0.01	0.01	—	0.03	0.02	50.0%
Special items:
Gain from non-marketable equity security	—	—	—	(0.06)	—	*
Income tax expense of adjustments	(0.02)	(0.01)	*	(0.01)	(0.01)	—
Adjusted diluted earnings per share from continuing operations(1)	$0.18	$0.17	5.9%	$0.35	$0.37	(5.4)%

(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation & amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Second Quarter			Six Months
	2020	2019	% Change	2020	2019	% Change
Operating profit	$28,806	$37,933	(24.1)%	$56,126	$72,531	(22.6)%
Add:
Depreciation & amortization	15,631	15,180	3.0%	30,816	30,098	2.4%
Severance	6,305	672	*	6,675	2,075	*
Multiemployer pension plan withdrawal costs	1,400	1,801	(22.3)%	2,823	3,250	(13.1)%
Adjusted operating profit	$52,142	$55,586	(6.2)%	$96,440	$107,954	(10.7)%

* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating costs before depreciation & amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Second Quarter			Six Months
	2020	2019	% Change	2020	2019	% Change
Operating costs	$374,944	$398,325	(5.9)%	$791,260	$802,789	(1.4)%
Less:
Depreciation & amortization	15,631	15,180	3.0%	30,816	30,098	2.4%
Severance	6,305	672	*	6,675	2,075	*
Multiemployer pension plan withdrawal costs	1,400	1,801	(22.3)%	2,823	3,250	(13.1)%
Adjusted operating costs	$351,608	$380,672	(7.6)%	$750,946	$767,366	(2.1)%

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF GAAP INFORMATION
(Dollars in thousands, except per share data)

Reclassification

The Company has changed the expense captions on its Condensed Consolidated Statement of Operations effective for the quarter ended March 29, 2020. These changes were made in order to reflect how the Company manages its business and to communicate where the Company is investing resources and how this aligns with the Company’s strategy. The Company has reclassified expenses for the prior period in order to present comparable financial results. There is no change to consolidated operating income, operating expense, net income or cash flows as a result of this change in classification. A summary of changes is as follows:

“Production costs” has become “Cost of revenue”:

  Cost of revenue contains all costs related to content creation, subscriber and advertiser servicing, and print production and distribution costs as well as infrastructure costs related to delivering digital content, which include all cloud and cloud related costs as well as compensation for employees that enhance and maintain our platforms. This represents a change from previously disclosed production costs, which did not include distribution or subscriber servicing costs. In addition, certain product development costs previously included in production costs have been reclassified to product development.

“Selling, general and administrative” has been split into three lines:

  Sales and marketing represents all costs related to the Company’s marketing efforts as well as advertising sales costs.
  Product development represents the Company’s investment into developing and enhancing new and existing product technology, including engineering, product development, and data insights.
  General and administrative includes general management, corporate enterprise technology, building operations and unallocated overhead costs.

In addition, incentive compensation, which was previously wholly included in selling, general and administrative, was reclassified to align with the classification of the related wages across each of the expense captions.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF GAAP INFORMATION
(Dollars in thousands)

A reconciliation of the expenses as previously disclosed to the recast presentation for the quarter and six months ended June 30, 2019, is as follows:

	As Reported for the Quarter Ended June 30, 2019	Reclassification		Recast for the Quarter Ended June 30, 2019
Operating costs
Production costs:
Wages and benefits	$103,959	$(103,959)	(1)(2)	$—
Raw materials	19,158	(19,158)	(1)	—
Other production costs	49,897	(49,897)	(1)(2)	—
Total production costs	173,014	(173,014)	(1)(2)	—
Cost of revenue (excluding depreciation and amortization)	—	245,195	(1)(3)(4)	245,195
Selling, general and administrative costs	210,131	(210,131)	(3)(4)(5)	—
Sales and marketing	—	62,289	(4)(5)	62,289
Product development	—	25,261	(2)(4)(5)	25,261
General and administrative	—	50,400	(4)(5)	50,400
Depreciation and amortization	15,180	—		15,180
Total operating costs	$398,325	$—		$398,325
	As Reported for the Six Months Ended June 30, 2019	Reclassification		Recast for the Six Months Ended June 30, 2019
Operating costs
Production costs:
Wages and benefits	$206,867	$(206,867)	(1)(2)	$—
Raw materials	38,996	(38,996)	(1)	—
Other production costs	95,234	(95,234)	(1)(2)	—
Total production costs	341,097	(341,097)	(1)(2)	—
Cost of revenue (excluding depreciation and amortization)	—	484,554	(1)(3)(4)	484,554
Selling, general and administrative costs	431,594	(431,594)	(3)(4)(5)	—
Sales and marketing	—	137,109	(4)(5)	137,109
Product development	—	48,989	(2)(4)(5)	48,989
General and administrative	—	102,039	(4)(5)	102,039
Depreciation and amortization	30,098	—		30,098
Total operating costs	$802,789	$—		$802,789
(1)

In the first quarter of 2020, the Company discontinued the use of the production cost caption. These costs, with the exception of product engineering and product design costs, which were reclassified to product development, were reclassified to cost of revenue.

(2)	Costs related to developing and enhancing new and existing product technology previously included in production costs were reclassified to product development.
(3)	Distribution and fulfillment costs and subscriber and advertising servicing related costs previously included in selling, general and administrative were reclassified to cost of revenue.
(4)	Incentive Compensation previously included in selling, general and administrative was reclassified to align with the related salaries in each caption.
(5)

In the first quarter of 2020, the Company discontinued the use of the selling, general and administrative cost caption. These costs, with the exception of those related to distribution and fulfillment, subscriber and advertising servicing and incentive compensation related to cost of revenue, were reclassified to the new captions: sales and marketing, product development and general and administrative.

Contacts

For Media: Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
For Investors: Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com